FOR IMMEDIATE RELEASE

               PINNACLE SYSTEMS, INC. TO ACQUIRE TRUEVISION, INC.

    SANTA CLARA, CALIF., DECEMBER 16, 1998--Truevision, Inc. (NASDAQ: TRUV) today announced that it has entered into a definitive agreement to be acquired by Pinnacle Systems, Inc. (NASDAQ: PCLE) of Mountain View, California, a leading supplier of digital video solutions to the broadcast, professional and consumer markets.

    In a stock-for-stock, taxable purchase transaction valued at approximately $14M, Truevision shareholders will receive .0313 shares of common stock of Pinnacle Systems for every share of Truevision stock. The transaction is expected to close in March 1999 subject to various conditions including customary regulatory approvals and the approval by the shareholders of Truevision.

    "We are pleased to be announcing this agreement today", said Louis Doctor, president and chief executive officer of Truevision. "Pinnacle Systems is a strong company, has great products and will be an excellent partner. In joining together, we reinforce each other's strengths and can better address the needs of this exciting digital video market."

    "We are very excited about merging these two companies", said Mark Sanders, president and chief executive officer of Pinnacle Systems. "Truevision's product lines complement ours well, and together we will serve a far wider array of customers and applications. Truevision has invested heavily in its next generation TARGA HD architecture and we see clearly how this breakthrough, scalable design fits with our next generation plans."

    Pinnacle Systems has indicated its intention to maintain the Truevision engineering, pre-sales and customer support facility in Indianapolis, Indiana. It will merge Truevision's Santa Clara, California engineering, operations and headquarters into Pinnacle Systems in Mountain View, California. The combination of the two California facilities are expected to deliver significant operational and cost savings.

ABOUT TRUEVISION, INC.

    Truevision is a leader in desktop video for business and offers a full range of videographics products for personal computers, including Microsoft Windows platforms and ApplePower Macintosh. The company pioneered the videographics industry in 1984 and remains a market and technology leader. Information about Truevision's complete line of video engines is available by faxback at 1-800-522-8783 (US) or 317-577-8788 (outside US), or by visiting at
www.truevision.com.

ABOUT PINNACLE SYSTEMS, INC.

    Pinnacle Systems' broadcast, desktop, and consumer products provide video professionals and consumers with the sophisticated tools needed to create dazzling video programs faster and more affordably than ever before. Pinnacle Systems may be reached at (650) 526-1600 or on the World Wide Web at www.pinnaclesys.com

                                    #  #  #

Certain of the statements in this press release, including the statements relating to each company's expectations and intentions are forward-looking statements that are subject to risks and uncertainties that could cause results to be materially different than expectations. Such risks and uncertainties include, but are not limited to, risks associated with acquisition transactions and the related integration of operations. Investors are advised to read each company's annual and quarterly reports on Forms 10-K and 10-Q filed with the Securities and Exchange Commission for a fuller discussion of such risks and uncertainties.

                                    --MORE--

TRUEVISION TO BE ACQUIRED BY PINNACLE SYSTEMS, INC.
Page 2

EDITORIAL CONTACTS:

Louis Doctor, Truevision, Inc., (408) 562-4200, lou_doctor@truevision.com Dennis Collins, Tech Image Ltd., (847) 705-0040 x227, dennis.collins@techimage.com